Exhibit 10.13

RENT THE RUNWAY, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

This Rent the Runway, Inc. Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2021 Incentive Award Plan (or any successor plan, the “Plan”) and shall be effective upon the Public Trading Date.

Cash Compensation

Annual cash retainers will be paid in the following amounts beginning February 1, 2022:

Board Service

Non-Employee Director: $40,000

Board Leadership

Lead Independent Director: $15,000

Committee Service

	Chair	Non-Chair
Audit Committee Member:	$20,000	$10,000
Compensation Committee Member:	$13,000	$6,500
Nominating and ESG Committee Member:	$8,000	$4,000

All annual cash retainers are additive and will be paid in cash quarterly in arrears within 30 days following the end of the applicable fiscal quarter (i.e., the first payment under this Program shall be within 30 days of May 1, 2022). If a Non-Employee Director does not serve as a Non-Employee Director or in one of the leadership or committee positions described above for an entire fiscal quarter, the retainer shall be prorated for the portion of the fiscal quarter that the Non-Employee Director served in the relevant role(s).

Election to Receive Restricted Stock Units (“RSUs”) In Lieu of Annual Cash Board Service Retainers

General: Non-Employee Directors may elect to convert all or a portion of their annual cash retainers for board service (excluding retainers for board leadership and committee service) into an RSU award (“Retainer RSU Award”) to be granted on the date of the next annual meeting of the Company’s stockholders (“Annual Meeting”). Each Retainer RSU Award shall cover a number of shares of Common Stock calculated by dividing (i) the amount of the annual cash retainer that is expected to be paid to such Non-Employee Director from the date of the Annual Meeting on which the Retainer RSU Award is granted through the date of the next Annual Meeting by (ii) the average per share closing trading price of the Common Stock over the most recent 30 trading days as of and including the grant date (such election, a “Retainer RSU Election”).

Each Retainer RSU Award automatically will be granted on the date of the applicable Annual Meeting. Each Retainer RSU Award will vest in full, and the underlying shares be issued, as of the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting following the date of grant of the Retainer RSU Award, subject to the Non-Employee Director continuing in service on the Board through such vesting date.

Election Method: Each Retainer RSU Election must be submitted to the Company in the form and manner specified by the Company. A Non-Employee Director who fails to make a timely Retainer RSU Election shall receive the annual board service retainer in cash and not receive a Retainer RSU Award. Retainer RSU Elections must comply with the following requirements:

• Initial Election. Each new Non-Employee Director may make a Retainer RSU Election with respect to annual cash retainer payments scheduled to be paid in the same fiscal year as such individual first becomes a Non-Employee Director (the “Initial Retainer RSU Election”). The Initial Retainer RSU Election must be submitted to the Company on or before the date that the Non-Employee Director commences service on the Board (the “Initial Election Deadline”), and the Initial Retainer RSU Election shall become final and irrevocable as of the Initial Election Deadline.

• Annual Election. No later than December 31 of each calendar year (the “Annual Election Deadline”), each Non-Employee Director may make a Retainer RSU Election for the following fiscal year (the “Annual Retainer RSU Election”). The Annual Retainer RSU Election must be submitted to the Company on or before the applicable Annual Election Deadline and shall become effective and irrevocable as of the Annual Election Deadline. Each individual’s Annual Retainer RSU Election or Initial RSU Election, as applicable, will continue in effect for future years unless a new Annual Retainer RSU Election is submitted to the Company by the applicable Annual Election Deadline prior to the year in which the new Annual Retainer RSU Election will apply. For the avoidance of doubt, before a Non-Employee Director’s first Annual Retainer RSU Election takes effect, such Non-Employee Director shall continue to be paid his or her applicable board service retainer in cash through the date of the next Annual Meeting (pro-rated as appropriate).

Equity Compensation

Initial RSU Award: Each new Non-Employee Director shall be granted an award of RSUs calculated by dividing (i) $330,000 by (ii) the average per share closing trading price of the Common Stock over the most recent 30 trading days as of and including the grant date (the “Initial RSU Award”).

The Initial RSU Award will be automatically granted on the date on which a Non-Employee Director commences service on the Board. One-third of the Initial RSU Award will vest on each of the following three anniversaries of the grant date, subject to the Non-Employee Director continuing in service on the Board through each vesting date. For the avoidance of doubt, a new Non-Employee Director who receives an Initial RSU Award will not receive an Annual RSU Award in the same fiscal year.

Annual RSU Award: Each Non-Employee Director who will continue to serve as a Non-Employee Director immediately following an Annual Meeting shall be granted an award of RSUs covering a number of shares of Common Stock calculated by dividing (i) $165,000 by (ii) the average per share closing trading price of the Common Stock over the most recent 30 trading days as of and including the grant date (the “Annual RSU Award”).

The Annual RSU Award will be automatically granted on the date of the applicable Annual Meeting. Each Annual RSU Award will vest in full, and the underlying shares be issued, as of the earlier of (i) the first anniversary of the date of grant or (ii) immediately before the next Annual Meeting following the date of grant of the Annual RSU Award, subject to the Non-Employee Director continuing in service on the Board through such vesting date.

The vesting of an Initial RSU Award or Annual RSU Award will cease upon a Non-Employee Director’s termination of service on the Board.

Change in Control

Upon a Change in Control, all outstanding Annual RSU Awards and Initial RSU Awards that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s Award Agreement(s).

Reimbursements

The Company shall reimburse Non-Employee Directors for reasonable travel and other business expenses incurred in connection with their duties to the Company, in accordance with the Company’s applicable expense reimbursement policies and procedures.

Miscellaneous

All applicable terms of the Plan apply to this Program. RSUs granted pursuant to this Program shall be granted under the Plan and subject to the terms set forth in the approved form of RSU Award Agreement.

Capitalized terms that are not defined in this Program shall have the meaning set forth in the Plan.

The cash and equity compensation described in this Program shall be paid automatically and without further action of the Board, unless a Non-Employee Director declines the receipt by written notice to the Company.

This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program supersede any prior compensation arrangements for service as a Non-Employee Director.

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